Exhibit 4.3

EXECUTION COPY

SHAREHOLDER AGREEMENT

          THIS SHAREHOLDER AGREEMENT (this “Agreement”) dated November 18, 2008, is entered into between Syncora Private Trust Company Limited (the “Trustee”), a Bermuda company as trustee of the special purpose trust (the “Trust”) established by the Declaration of Trust defined below and known as The CCRA Purpose Trust (the “SCA Shareholder Entity”), and Syncora Holdings Ltd (formerly known as Security Capital Assurance Ltd), a Bermuda exempted company (“SCA”).

          WHEREAS, SCA has entered into the Master Commutation, Release and Restructuring Agreement dated as of July 28, 2008 (the “Master Restructuring Agreement”) with Syncora Guarantee Inc. (formerly known as XL Capital Assurance Inc.) (“XLCA”), Syncora Guarantee Re Ltd (formerly known as XL Financial Assurance Ltd.), Syncora Guarantee Services Inc. (formerly known as XL Financial Administrative Services Inc.), Syncora Bermuda Administrative Ltd (formerly known as SCA Bermuda Administrative Ltd.), Syncora Guarantee (U.K.) Ltd (formerly known as XL Capital Assurance (U.K.) Limited) and those Portfolio Trusts a party thereto, XL Capital Ltd., XL Insurance (Bermuda) Ltd. (“XLI”), XL Reinsurance America Inc., X.L. Global Services Inc., XL Services (Bermuda) Limited and X.L. America, Inc. and the consenting counterparties party thereto (the “Consenting Counterparties”);

          WHEREAS, in accordance with Section 2.10 of the Master Restructuring Agreement, on August 5, 2008, the 30,069,049 Common Shares (as hereinafter defined), which represent approximately 46% of the outstanding Common Shares and all of the Common Shares beneficially owned by XLI on the Closing Date (as such term is defined in the Master Restructuring Agreement) (the “SCA Shares”), have been transferred to HSBC Institutional Trust Services (Bermuda) Limited (the “Escrow Agent”) to be held by the Escrow Agent until released in accordance with the terms of the Escrow Agreement dated as of July 30, 2008 (as amended, modified or supplemented from time to time, the “Escrow Agreement”) among SCA, XLCA and the Escrow Agent;

          WHEREAS, the parties to the Master Restructuring Agreement have agreed that upon the satisfaction of the SCA Shareholder Entity Formation Conditions (as such term is defined in the Master Restructuring Agreement), the Escrow Agent will, in accordance with the terms of the Escrow Agreement, release the SCA Shares and deliver them to the SCA Shareholder Entity, which shall hold the SCA Shares in accordance with the terms of that certain Declaration of Trust dated as of the date hereof (the “Declaration of Trust”) establishing the SCA Shareholder Entity; and

          WHEREAS, the parties to the Master Restructuring Agreement have agreed that in connection with the receipt of the SCA Shares by the SCA Shareholder Entity, certain rights afforded to XLI under the Bye-Laws (as hereinafter defined) and under that certain transition agreement entered into on

August 4, 2006 between XLI, SCA and the other parties thereto shall be transferred to the SCA Shareholder Entity.

          NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

          Section 1. Definitions.

          (a) “Act” means the Companies Act 1981 of Bermuda, as amended from time to time.

          (b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including its correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, no Consenting Counterparty shall be deemed to be an Affiliate of the SCA Shareholder Entity and the SCA Shareholder Entity shall not be deemed to be an Affiliate of SCA or any of its Subsidiaries.

          (c) “Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York or Hamilton, Bermuda have the option or are required by law or other governmental action to close.

          (d) “Bye-Laws” means the Amended and Restated Bye-Laws of SCA, as amended from time to time.

          (e) “Common Shares” means the common shares, $0.01 par value per common share, of SCA, and any share capital into which such common shares shall have been converted or any share capital resulting from a reclassification of such common shares.

          (f) “Finance and Risk Oversight Committee” means the finance and risk oversight committee of the SCA Board.

          (g) “Independent” means, with respect to any director or nominee for director, an individual who is both (i) “independent” (as defined in the corporate governance rules of the listing standards of the New York Stock Exchange) of (A) SCA and its subsidiaries and (B) each Consenting Counterparty and the SCA Shareholder Entity, assuming, for purposes of this clause (B), that such independence standard were applied to, and such individual were a director of, each such Consenting Counterparty and the SCA Shareholder Entity (including, for the avoidance of doubt, the Trustee) and (ii) not a director, officer or employee of the SCA Shareholder Entity (including, for the avoidance of doubt, the Trustee) or any Consenting Counterparty, or an officer or employee of SCA or any of its Affiliates.

          (h) “Material Subsidiary” means at any time, (i) XLCA and (ii) any subsidiary of SCA which at such time is a “significant subsidiary” as defined under Regulation S-X of the Securities Exchange Act of 1934, as amended.

          (i) “New York Stock Exchange” means the New York Stock Exchange Inc.

          (j) “Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

          (k) “Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and representatives.

          (l) “SCA Board” means the board of directors of SCA.

          (m) “SCA Board Nominee” means an individual who was nominated for election by the SCA Board (and who is not an SCA Shareholder Entity Nominee).

          (n) “Voting Restriction Termination Event” means the time at which the SCA Shareholder Entity’s and its Affiliates’ aggregate ownership of the then outstanding Common Shares is first equal to or less than 35%.

          Section 2. Corporate Governance.

          (a) Voting of SCA Shares. The SCA Shareholder Entity will vote the SCA Shares at each annual or special meeting of shareholders of SCA at which directors are to be elected, or execute proxies or written consents, as the case may be, in favor of (i) each SCA Shareholder Entity Nominee then standing for election and (ii) with respect to each other open board seat then standing for election that is not required to be filled by an SCA Shareholder Entity Nominee pursuant to Section 2(b) below, an individual that is Independent or, at the SCA Shareholder Entity’s election, an SCA Board Nominee; provided that in exercising its discretion pursuant to the foregoing clause (ii), the SCA Shareholder Entity will vote the SCA Shares so that a majority of the SCA Board is at all times Independent; provided, however, that the SCA Shareholder Entity shall not vote in favor of any individual who, to the SCA Shareholder Entity’s knowledge (after reasonable inquiry is made to such individual, and if different from such individual, the proponent of the proxy solicitation), is either receiving or entitled to receive, directly or indirectly, any compensation or entitlement to indemnification, or is named or entitled to be named as a beneficiary under any D&O insurance policy, for service on the SCA Board, any SCA Board committees or any SCA subsidiary boards or committees from the Consenting Counterparties or the SCA Shareholder Entity.

          (b) SCA Shareholder Entity Nominees.

          (i) Until the occurrence of a Voting Restriction Termination Event, the SCA Shareholder Entity will have the right to nominate for the SCA Board (i) for so long as the SCA Board consists of nine or fewer directors, such number of nominees as would equal one nominee less than a majority of the directors and (ii) for so long as the SCA Board consists of ten or more directors, such number of nominees as would equal two nominees less than a majority of the directors (the “SCA Shareholder Entity Nominees”); provided that until the occurrence of a Voting Restriction Termination Event, the SCA Shareholder Entity shall at all times be entitled to nominate at least one nominee to the SCA Board. Such SCA Shareholder Entity Nominees will be allocated among the classes of the SCA Board as follows: (i) two to the “Class I” directors and (ii) one each to the “Class II” directors and “Class III” directors (or as substantially equivalent thereto if for any reason the SCA Board consists of more or fewer than nine directors), in each case, as such “classes” of directors are described in paragraph (3) of Section 8 of the Bye-Laws. For the avoidance of doubt, so long as the SCA Board consists of eleven directors, the SCA Shareholder Entity will have the right to nominate four of the eleven directors. If, for any reason, there is a vacancy in the SCA Board, which vacancy is of a director so nominated by the SCA Shareholder Entity, SCA shall fill that vacancy as soon as practicable with an SCA Shareholder Entity Nominee. Similarly, if there is a vacancy created by an increase in the number of directors, then such vacancy shall be filled in a manner consistent with the SCA Shareholder Entity’s rights set forth in this Section 2(b)(i). Moreover, if the size of the SCA Board is at any time reduced, the SCA Shareholder Entity shall direct such number of SCA Shareholder Entity Nominees, if any, in excess of those to which the SCA Shareholder Entity is entitled based on the reduced size of the SCA Board to resign from the SCA Board and any directorships they hold with subsidiaries of SCA. All SCA Shareholder Entity Nominees shall agree for the benefit of SCA to abide by such direction. All SCA Shareholder Entity Nominees shall be Independent.

          (ii) The initial persons who shall serve as SCA Shareholder Entity Nominees (each such person, an “Initial SCA Shareholder Entity Nominee”) until their successors are elected and qualified or until their earlier death, resignation or removal from office, and their respective classes on the SCA Board, shall be as follows:

Name	Class

Duncan P. Hennes	Class I

Edward Muhl	Class I

Robert J. White	Class II

Thomas S. Norsworthy	Class III

SCA shall take all action necessary to cause the Initial SCA Shareholder Entity Nominees to be appointed to the SCA Board immediately after the Effective Date (as defined below); provided that prior to the Effective Date, each SCA Shareholder Entity Nominee who agrees to comply with the confidentiality provisions of SCA’s Corporate Governance Guidelines as in effect on the date hereof shall have “observer status” on the SCA Board and on the board of directors of XLCA. Unless otherwise agreed by SCA and the Consenting Counterparties Enforcer (as such term is defined in the Declaration of Trust), the SCA Shareholder Entity shall at the expiration of such Initial SCA Shareholder Entity Nominee’s then existing term submit such person’s name to SCA’s Nominating & Governance Committee in accordance with Section 2(b)(vii) and, unless such person is objected to by such committee in accordance with such section, nominate such person as an SCA Shareholder Entity Nominee until such time that such person resigns, is removed in accordance with SCA’s Bye-Laws or otherwise is not available to serve on the SCA Board. If, at any time, the SCA Shareholder Entity shall have the right pursuant to Section 2(b)(i) to fill a vacancy on the SCA Board that cannot be filled by an Initial SCA Shareholder Entity Nominee, whether as a result of an Initial SCA Shareholder Entity Nominee’s death, resignation or removal from office, an increase in the number of directors on the SCA Board, the agreement by SCA and the Consenting Counterparties Enforcer (as such term is defined in the Declaration of Trust) not to re-nominate an Initial SCA Shareholder Entity Nominee or otherwise, the person to fill such vacancy shall be selected in accordance with Section 1.2.3 of Schedule B of the Declaration of Trust. Following the selection of a person other than an Initial SCA Shareholder Entity Nominee in accordance with paragraph A or B of Schedule E of the Declaration of Trust, the provisions of the second preceding sentence shall apply to any re-nomination of such person to the same extent as though such person were an Initial SCA Shareholder Entity Nominee.

          (iii) SCA shall include the SCA Shareholder Entity Nominees in each slate of directors proposed, recommended or nominated for election by SCA or the SCA Board, and will use the same efforts to cause the election of such nominees as it uses for the SCA Board Nominees in connection with that election (it being understood that for so long as the SCA Board shall remain classified under the Act, this Section 2(b)(iii) shall apply to only the SCA Shareholder Entity Nominees assigned to the appropriate “class” then up for election).

(iv) SCA agrees that each SCA Shareholder Entity Nominee shall be entitled to receive compensation and indemnification from SCA and its subsidiaries, and to be covered by D&O insurance policies of SCA and its subsidiaries, on the same terms as the SCA Board Nominees who are Independent. The SCA Shareholder Entity agrees that no SCA Shareholder Entity Nominee shall receive, directly or indirectly, any compensation or entitlement to indemnification, or be named as a beneficiary under any D&O insurance policy, for service on the SCA Board, any SCA Board committees or any SCA subsidiary boards or committees from the Consenting Counterparties or the SCA Shareholder Entity.

          (v) Notwithstanding any provision of SCA’s Corporate Governance Guidelines and any confidentiality undertaking by the SCA Shareholder Entity or any SCA Shareholder Entity Nominee to the contrary, the parties to this Agreement acknowledge and agree that, from and after the Effective Date, each SCA Shareholder Entity Nominee (i) is hereby authorized to disclose information to the SCA Shareholder Entity and its Representatives, (ii) is under no obligation to communicate any information received from the SCA Shareholder Entity or any of its Representatives to the SCA Chairman or any other Person and (iii) is authorized to initiate communications, directly or indirectly, with the SCA Shareholder Entity and its Representatives without any requirement to first pre-clear such communications with the SCA Chairman or any other Person, in each case, to the extent such SCA Shareholder Entity Nominee determines in good faith that the taking or the failure to take any such actions will not be inconsistent with his or her fiduciary duties to SCA under applicable law. For the avoidance of doubt, the provisions of the immediately preceding sentence shall not apply to disclosures to or communications with the Consenting Counterparties or their Representatives. SCA shall, effective as of the Effective Date, amend SCA’s Corporate Governance Guidelines to extent necessary so that SCA’s Corporate Governance Guidelines do not contain any provisions inconsistent with this Section 2(b)(v).

          (vi) Until the occurrence of a Voting Restriction Termination Event, the SCA Shareholder Entity will not knowingly take any action to form or join a “group” within the meaning of Section 13(d)(3) of the Exchange Act with any other Person, including without limitation any of the Consenting Counterparties, for the purpose of seeking to elect more than the number of SCA Shareholder Entity Nominees to which it is then entitled under Section 2(b)(i); provided that, subject to Section 2(a), the foregoing shall in no way prohibit the SCA Shareholder Entity from voting any securities of SCA in its discretion (including in connection with any election contest) or otherwise independently exercising its rights as a shareholder of SCA; provided, further, that for the avoidance of doubt, the execution and delivery of this Agreement and the Declaration of Trust shall not be deemed to be in violation of this Section 2(b)(vi).

          (vii) Prior to any individual becoming an SCA Shareholder Entity Nominee or, in the case of any individual then serving as an SCA Shareholder Entity Nominee, continuing to serve as an SCA Shareholder Entity Nominee following the expiration of his or her then existing term, the SCA Shareholder Entity shall submit the name of such individual, together with the information and documentation referred to in paragraphs (2) and (5) of clause (B) of Schedule E of the Declaration of Trust, to SCA’s Nominating & Governance Committee for consideration and approval pursuant to this Section 2(b)(vii). During the 10-Business Day period following such submission, SCA’s Nominating & Corporate Governance Committee shall be afforded the opportunity to conduct a reasonable inquiry relating to such individual. Unless SCA’s Nominating & Governance Committee reasonably determines, in the good faith discharge of its fiduciary duties, within such 10-Business-Day period that such individual:

(A) does not meet the requirement set forth in the last sentence of Section 2(b)(i),

(B) would be a party to or benefit from any arrangement that would violate the last sentence of Section 2(b)(iv); or

          (C) does not meet the suitability criteria of the SCA Board, which criteria shall be consistently applied to individuals presented as SCA Shareholder Entity Nominees to the same extent as those presented as Independent SCA Board Nominees, such individual shall become an SCA Shareholder Entity Nominee or shall continue to be an SCA Shareholder Entity Nominee, as the case may be, in accordance with the terms of this Agreement.

          (viii) To the extent that any SCA Shareholder Entity Nominee is to be selected in accordance with Schedule E of the Declaration of Trust, SCA shall, and shall cause XLCA or any other Person appointed as the “XLCA Enforcer” in accordance with the Declaration of Trust to, take all action reasonably necessary in cooperation with the SCA Shareholder Entity and the Consenting Counterparties Enforcer (as such term is defined in the Declaration of Trust) or its designee to complete the selection of such SCA Shareholder Entity Nominee in accordance with Schedule E of the Declaration of Trust (including, to the extent necessary, the review by SCA’s Nominating & Governance Committee of the individuals presented to such committee in accordance with Section 2(b)(vii)) as promptly as reasonably practicable.

(c) Committees; Subsidiary Boards.

          (i) Until the occurrence of the Voting Restriction Termination Event, (i) the SCA Shareholder Entity will have the right to designate one member of the SCA Compensation Committee and (ii) the Compensation Committee of the SCA Board shall consist of at least five members which number of members shall not be changed without the SCA Shareholder Entity’s prior consent (subject to any restrictions imposed by applicable law, rule or regulation).

          (ii) Until the occurrence of the Voting Restriction Termination Event, (i) SCA will maintain a Finance and Risk Oversight Committee whose charter shall be substantially in its current form (with such changes thereto as may be agreed by a majority of the members of the Finance and Risk Oversight Committee and the SCA Board), (ii) the Finance and Risk Oversight Committee shall consist of five members which number of members shall not be changed without the SCA Shareholder Entity’s prior consent, and (iii) two of the members of such Committee shall be SCA Shareholder Entity Nominees.

          (iii) Other than the Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance and Risk Oversight Committee, SCA shall establish no committees of the SCA Board without the prior written consent of at least a majority of the SCA Shareholder Entity Nominees then in office (which shall not unreasonably be withheld).

          (iv) Subject to applicable law (including the Act) and New York Stock Exchange regulations, until the occurrence of the Voting Restriction Termination Event and upon the request of the SCA Shareholder Entity, SCA and the SCA Board shall take all actions necessary so that the composition of the board of directors, general partner, managing member (or controlling committee thereof) or any other board or committee serving a similar function with respect to each of SCA’s Material Subsidiaries (each a “Subsidiary Board”) shall be proportionate to the composition requirements of the SCA Board such that the SCA Shareholder Entity shall have the same proportional representation (rounded to the nearest whole number of directors, but in no event less than one) on each such Subsidiary Board and committee thereof as it has on the SCA Board.

          (v) In each case where the SCA Shareholder Entity has the right to designate one or more members to any committee of the SCA Board, any Subsidiary Board or any committee thereof in accordance with this Section 2(c), the SCA Board shall select the SCA Shareholder Entity Nominee or SCA Shareholder Entity Nominees, as the case may be, to serve on such Subsidiary Board or committee in the same manner as Independent SCA Board Nominees are selected to serve on such Subsidiary Board or committee.

          (d) Notice of SCA Board Meetings. In addition to any other notice required by the Act or the Bye-Laws, SCA shall give each SCA Shareholder Entity Nominee the same notice and information provided to any other member of the SCA Board with respect to each meeting of the SCA Board or any committee thereof (even if such SCA Shareholder Entity Nominee is not a member of such committee), at the same time such notice is first made available to any such other member of the SCA Board; provided that if such notice and information is given by means other than email, SCA shall, simultaneously with the giving of such notice and information by such other means, deliver such notice and information to each SCA Shareholder Entity Nominee by email to the email address of such SCA Shareholder Entity Nominee provided to SCA.

          (e) Approval of Certain Matters. In addition to any other actions or approvals required under the Act or the Bye-Laws, each of SCA and the Shareholder Entity Nominee agree that until the occurrence of the Voting Restriction Termination Event, (i) the acquisition, sale, lease or transfer of all or substantially all of the assets of SCA, (ii) the discontinuance or redomestication of SCA out of Bermuda to another jurisdiction, (iii) mergers or amalgamations and (iv) the liquidation, dissolution or winding-up of SCA shall, in each case, require, as a condition to consummation thereof, the approval by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes cast in accordance with the provisions of the Bye-Laws; provided that this Section 2(e) shall not apply to the approval of any of the Transactions (as such term is defined in the Master Restructuring Agreement).

Section 3. Certain Additional Agreements.

          (a) No Voting Reduction of SCA Shares. SCA hereby acknowledges and agrees that for purposes of Section 44 of the Bye-Laws: (x) clause (ii) of paragraph (1) of Section 44 of the Bye-Laws applies to the transfer of the SCA Shares by XLI to the SCA Shareholder Entity and, in accordance with such clause, no reduction in votes contemplated by Section 44 of the Bye-Laws shall occur with respect to the SCA Shares or any other Common Shares acquired by the SCA Shareholder Entity (or any Affiliate thereof) for so long as the SCA Shareholder Entity (or any Affiliate thereof) continues to hold such shares; (y) the Master Restructuring Agreement shall be deemed to constitute for all purposes of Section 44 of the Bye-Laws the notice required to be delivered by XLI to the SCA Board pursuant clause (ii) of paragraph (1) of Section 44 of the Bye-Laws in connection with the transfer of the SCA Shares and no other condition as to the applicability of such clause is required to be satisfied; and (z) the SCA Shareholder Entity (and its Affiliates) are entitled to the full benefit of clause (ii) of paragraph (1) of Section 44 of the Bye-Laws (including as to the applicability of such benefit to Section 45 of the Bye-Laws).

(b) Applicability of Paragraph (2) of Bye-Law 44. The SCA Shareholder Entity agrees that paragraph (2) of Section 44 of the Bye-Laws shall apply to the SCA Shareholder Entity on a mutatis mutandis basis as though the SCA Shareholder Entity were the “XL Group” for purposes of such paragraph.

          (c) Information Rights. Until the occurrence of the Voting Restriction Termination Event, SCA shall furnish or make available to the SCA Shareholder Entity, promptly after such information becomes available to SCA:

(i) such annual budget, business plans and financial forecasts as are customarily provided to the SCA Board;

          (ii) following the end of each fiscal quarter and fiscal year of SCA, such consolidated financial statements and operations reports of SCA (including audit reports with respect to fiscal years) as are customarily provided to the SCA Board; and

(iii) all information that is provided to members of the Finance and Risk Oversight Committee in their capacity as such.

          (d) Access. Until the occurrence of the Voting Restriction Termination Event, SCA will, and will cause its subsidiaries, officers, directors and employees to, afford that SCA Shareholder Entity and its Representatives the opportunity to discuss SCA’s and its subsidiaries’ affairs, finances and accounts with SCA’s and its subsidiaries’ officers from time to time as the SCA Shareholder Entity may reasonably request, in each event only to the extent necessary or reasonably appropriate to accomplish the reasonable purpose of the proposed inspection.

          (e) Confidentiality.

          (i) The SCA Shareholder Entity shall not, and shall direct each of its Representatives not to, disclose any information of a known confidential nature received from SCA or any of its subsidiaries in connection with the SCA Shareholder Entity’s investment in SCA (“Confidential Information”), except as provided in this Section 3(e). The SCA Shareholder Entity may disclose Confidential Information to its Representatives so long as such Representatives are informed by the SCA Shareholder Entity of the confidential nature of such information and provided that in any event the SCA Shareholder Entity will be responsible for any breach of this Section 3(e) by its Representatives. In addition, the SCA Shareholder Entity agrees that prior to the provision of any Confidential Information to any of its Representatives who are not (x) employees of the SCA Shareholder Entity or any of its affiliates or (y) SCA Shareholder Entity Nominees, the SCA Shareholder Entity shall cause such Representative to execute and deliver an acknowledgment in substantially the form attached hereto as Exhibit A that such Representative shall comply with the provisions of this Section 3(e). For the avoidance of doubt, the SCA Shareholder Entity shall not disclose any Confidential Information to the Consenting Counterparties or any of their respective Representatives; provided that a Person that serves as an accountant, counsel, consultant, advisor, agent and/or other representative to both a Consenting Counterparty and the SCA Shareholder Entity shall not be deemed to be a Representative of such Consenting Counterparty if (A) such Person is not acting as a Representative of such Consenting Counterparty in connection with the transactions contemplated by the Master Restructuring Agreement and (B) internal information barriers customary for the applicable industry are established as may be reasonably necessary to prevent the unauthorized disclosure of Confidential Information between such Person and any Person serving as a Representative to such Consenting Counterparty with respect to the transactions contemplated by the Master Restructuring Agreement.

          (ii) “Confidential Information” shall not include information (a) that is or becomes generally known on a non-confidential basis from a source other than the SCA Shareholder Entity or its Representatives, (b) that has become available to the SCA Shareholder Entity on a non-confidential basis from a source that is not, to the SCA Shareholder Entity’s knowledge, under an obligation of confidentiality or (c) that has been developed by or on behalf of the SCA Shareholder Entity or any of its Representatives independently of any disclosure from SCA or its subsidiaries.

          (iii) If the SCA Shareholder Entity or any of its Representatives is legally requested or required under an order or subpoena issued by a court, administrative agency or arbitration panel, or to comply with regulatory or ratings agency requests or requirements (through oral examination, interrogatories, requests for information or documents, civil investigation demand or other legal, administrative or arbitration processes) to disclose any Confidential Information, such Person being so requested or required to disclose such Confidential Information shall use reasonable efforts to give SCA prompt written notice of the request, requirement, subpoena or order to permit (to the extent reasonable) SCA (if it so elects and at its expense) to seek an appropriate protective order preventing or limiting disclosure or waive compliance with the provisions of this Section 3(e). If, in the absence of such protective order or waiver, the SCA Shareholder Entity or any of its Representatives is compelled to disclose Confidential Information, such Person may disclose such Confidential Information without liability hereunder. Notwithstanding any other provision of this Agreement, the SCA Shareholder Entity may, if it deems necessary or advisable, provide Confidential Information to any regulatory body; provided that the SCA Shareholder Entity shall promptly after such Confidential Information is provided to such regulatory body deliver to SCA written notice thereof (together with a copy of any written submission made to such regulatory body).

          (iv) The SCA Shareholder Entity agrees that money damages would not be a sufficient remedy for any breach of this Section 3(e) and that, in addition to all other remedies, SCA shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

          (v) The SCA Shareholder Entity acknowledges that any information provided to the SCA Shareholder Entity or any of its Representatives by SCA pursuant to Section 3(c) or Section 3(d) may constitute material non-public information and that its possession of such information may subject the SCA Shareholder Entity to the restrictions imposed by federal and state securities laws on Persons in possession of material non-public information.

(f) Constituent Documents.

          (i) SCA shall take or cause to be taken all lawful action necessary or appropriate to ensure that none of SCA’s Memorandum of Association, Bye-Laws, Corporate Governance Guidelines or any other similar documents of SCA and any of the corresponding constituent documents of SCA’s subsidiaries contain any provisions inconsistent with this Agreement or which would in any way nullify or impair the terms of this Agreement or the rights of the SCA Shareholder Entity hereunder.

          (ii) Until the occurrence of the Voting Restriction Termination Event, SCA shall not, without the prior written consent of the SCA Shareholder Entity, amend, alter or repeal its Memorandum of Association, Bye-Laws, Corporate Governance Guidelines and any other similar document of SCA in any manner adverse to the SCA Shareholder Entity.

Section 4. Miscellaneous.

          (a) Interpretation. In this Agreement, the SCA Shareholder Entity shall be deemed to be the Trust or the Trustee acting in its capacity as such trustee, in each case as the context may require to be most protective of the interests of SCA.

          (b) Termination. This Agreement (except for the provisions of Sections 3(a) and 3(e)) shall terminate upon the occurrence of the Voting Restriction Termination Event at which time the SCA Shareholder Entity shall cause the SCA Shareholder Entity Nominees to resign from the SCA Board and all directorships they hold in subsidiaries of SCA.

          (c) Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of SCA and the SCA Shareholder Entity; provided that SCA and the Consenting Counterparties Enforcer (as such term is defined in the Declaration of Trust) may, without the consent of the SCA Shareholder Entity, agree in writing to requirements that a particular individual must satisfy to serve as an SCA Shareholder Entity Nominee that are different from or in addition to those set forth herein (it being understood that each of SCA and the Consenting Counterparties Enforcer may decline to so agree with the other for any or no reason). Any party hereto may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          (d) Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

          (e) Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

          (f) Successors and Assigns. Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part by any party without the prior written consent of the other party hereto; provided, that the SCA Shareholder Entity may assign any or all its rights under this Agreement to one or more of its Affiliates; provided, further, that no such assignment shall relieve the SCA Shareholder Entity of any of its obligations hereunder and all Common Shares held by any subsidiary or Affiliate of the SCA Shareholder Entity shall be deemed to be held by the SCA Shareholder Entity for all purposes under this Agreement.

          (g) Counterparts; Execution by Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

          (h) Public Announcement. No party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior consent of the other party and the parties shall cooperate as to the timing of any such press release or public announcement; provided, however, that this provision does not apply to any disclosures required by law.

          (i) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day or (iii) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below or such other address or facsimile number as a party may from time to time specify by notice to the other parties hereto:

If to SCA:

Syncora Holdings Ltd
A.S. Cooper Building
26 Reid Street, 4th Floor
Hamilton HM 11
Bermuda
Attention: General Counsel
Fax: (441) 296-4351

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP,
767 Fifth Avenue
New York, New York 10153
Attention: Gary Holtzer
Fax: (212) 310-8007

If to the SCA Shareholder Entity:

Syncora Private Trust Company Ltd
Richmond House
12 Par La Ville Road
Hamilton, HM 081, Bermuda
Attention: Craig MacIntyre, Director
Facsimile No.: (441) 298-7849

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019-6092
Attention: Joseph L. Seiler III
Fax: (212) 259-6333

and

Conyers Dill & Pearman
Clarendon House
2 Church Street
PO Box HM 666
Hamilton HM CX
Bermuda
Attention: Charles Collis
Fax: (441) 292-4720

(j) Governing Law; Consent to Jurisdiction.

(i) This Agreement shall be governed in all respects by the laws of the State of New York, without regard to its conflicts of laws principles.

          (ii) Each of the parties hereto agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the courts of Bermuda, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4(i) shall be deemed effective service of process on such party.

(iii) Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal Action or proceeding in relation to this Agreement and for any counterclaim therein.

          (k) Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          (l) No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and shall not be deemed to confer upon third parties (including shareholders or members of any party hereto) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement; provided, however, that the Consenting Counterparties Enforcer (as such term is defined in the Declaration of Trust) shall be a third party beneficiary under this Agreement entitled to enforce, on its own, with the same rights to enforcement as if it were party hereto, any breach by SCA under Sections 2(b), 2(c) and 2(e) and the proviso in Section 4(o) (it being understood, for the avoidance of doubt, that the Consenting Counterparties

Enforcer shall not have any rights as a third party beneficiary hereunder to enforce the provisions of this Agreement against the SCA Shareholder Entity in connection with any breach, or alleged breach, by the SCA Shareholder Entity under this Agreement).

          (m) Specific Performance. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

          (n) Effectiveness. Notwithstanding anything herein to the contrary, the provisions of this Agreement (other than the proviso in Section 2(b)(ii)) shall not become effective until the date the SCA Shares are released from escrow and delivered to the SCA Shareholder Entity in accordance with the terms of the Escrow Agreement (such date, the “Effective Date”).

          (o) Limitation of Liability. Notwithstanding anything else herein contained, the Trustee has entered this Agreement solely in its capacity as trustee of the Trust and the benefits of this Agreement are held by the Trustee subject to the provisions of the Trust. Notwithstanding any other provision of this Agreement, any and all liabilities of the Trustee created by this Agreement shall, save in the case of the fraud or dishonesty of the Trustee when the limitation set forth in this Section 4(o) shall not apply, be limited to the extent such liability can be met from and out of the property from time to time subject to the trusts of the Trust and, no obligation of the Trustee under this Agreement or that otherwise may arise in connection with the matters contained in this Agreement is binding upon, nor in respect thereof shall any resort or recourse be had, judgment issued, or execution or other process levied against, any other property of the Trustee held in its personal capacity; provided, however, that SCA shall not, and shall cause its Affiliates not to, take any action to satisfy any such liability from and out of the property from time to time subject to the trusts of the Trust without the prior written consent of the Consenting Counterparties Enforcer (as such term is defined in the Declaration of Trust). Notwithstanding the foregoing, this Section 4(o) shall not operate to limit the rights of SCA to seek non-monetary equitable remedies (including specific performance or injunctive relief).

[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first written above.

SYNCORA HOLDINGS LTD
(formerly known as, SECURITY CAPITAL
ASSURANCE LTD)

By:	/s/ Susan Comparato

Name: Susan Comparato
Title: Acting CEO & President and General Counsel

SYNCORA PRIVATE TRUST COMPANY LIMITED

By:	/s/ Charles Collis

Name: Charles Collis
Title: Director

By:	/s/ Craig MacIntyre

Name: Craig MacIntyre
Title: Director

EXHIBIT A

______________ ___, ____

Syncora Holdings Ltd
A.S. Cooper Building
26 Reid Street, 4th Floor
Hamilton HM 11
Bermuda
Attention: General Counsel

Re: Confidentiality Agreement

Ladies and Gentlemen:

          Reference is made to the Shareholder Agreement dated as of November 18, 2008 (the “Shareholder Agreement”) between Syncora Private Trust Company Limited, a Bermuda company as trustee of the special purpose trust established by the Declaration of Trust defined below and known as The CCRA Purpose Trust and Syncora Holdings Ltd (formerly known as Security Capital Assurance Ltd), a Bermuda exempted company. The undersigned hereby agrees to be bound by and comply with the terms of Section 3(e) the Shareholder Agreement to the fullest extent as if the references to the “SCA Shareholder Entity” therein were deemed to instead apply to the undersigned. The letter is for the benefit of Syncora Holdings Ltd and shall be governed by the laws of the State of New York.

[For entities:]

Very truly yours,

[NAME OF ENTITY]

By:

Name:
Title:

[For individuals:]

Very truly yours,

Name: